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                                                                      EXHIBIT 99





FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Joseph H. Stegmayer              Elizabeth M. Higashi, CFA
Chief Financial Officer          Investor Relations
(248) 340-9090                   (847) 304-1655

                     CHAMPION ENTERPRISES, INC. ANNOUNCES
                          ONE-TIME CHARGE RELATED TO
                          CUSTOMER CHAPTER 11 FILING

               Conference Call scheduled today for 11:00 a.m. EDT
                          Call-in Number (212) 896-6147

         Auburn Hills, Mich., July 30, 1999 --- Champion Enterprises, Inc. (NYSE: CHB) said today that the recently announced Chapter 11 filing by its independent retailer Ted Parker Home Sales, Inc. would result in a one-time after tax charge of $20.5 million or $0.41 per diluted share in the third quarter of 1999. Ted Parker Homes has 42 retail locations primarily in North and South Carolina and is one of the nation's largest independent retail chains. General Electric Investment Corporation and Ardshiel, Inc., a venture capital firm, acquired a majority interest in the retail chain late last year.

         Walter R. Young, Champion Chairman, President and Chief Executive Officer, said, "Coming right on the heels of a good second quarter earnings report and conference call with our shareholders, this bankruptcy action was not anticipated. As soon as we became aware of the filing, we addressed its impact and our course of action. With our own retail organization's expertise, we now plan to open approximately 20 new locations in the region to sell the inventory of Parker homes, which is subject to repurchase by Champion. These new locations will give us greater marketing and distribution control and expand our profitable, growing retail organization."

         Philip C. Surles, Champion Chief Operating Officer, said, "In addition to expanding our own retail organization in the area, we are also considering a number of other options for the marketing and distribution of the inventory. Most of the homes are multi-section and are sited in environmental displays, which will add to our relocation costs. We also anticipate that the homes will be sold at discount. The combination of declining regional wholesale demand and the effect of the Parker situation will also result in the temporary consolidation of our North Carolina operations. We announced today the idling of our Maxton, North Carolina facility."

         Joseph H. Stegmayer, Executive Vice President and Chief Strategic and Financial Officer, commented, "The nature of the Parker bankruptcy


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is unique in its size and effect. Over the last five years, the impact of defaults by independent retailers has not been material. While this is a painful setback, we believe it is a temporary one. We are facing the issue directly by creating a stronger retail network for the distribution of our homes. In the long-run, the organization will continue to take steps to strengthen and improve Champion's earnings growth."

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, has produced more than 1.4 million homes in its 46-year history, including more than 70,000 homes in 1998. Champion has 65 home building facilities in 18 states and western Canada. For the year ended January 2, 1999, revenues were $2.3 billion and income from continuing operations rose 32 percent to $1.91 per diluted share. In addition to 282 company-operated sales centers, Champion homes are sold by 3,500 independent retail locations, which include approximately 700 locations that have joined the "Alliance of Champions" marketing program. Further information on Champion can be found using the company's web site at www.champent.com and www.thehousingplace.com.

         This news release contains certain statements, including discussions of the company's retail and distribution plans, product pricing, and earnings growth, that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in Item 1 Business of the company's 1998 Form 10-K, and this discussion regarding risk factors is incorporated herein by reference.

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